Exhibit 7.1

OPERATING AND FINANCIAL RATIOS:

	2005	2006
Operating Revenues	11,589.8	12,239.4
Operating Expenses	7,937.9	8,840.7
Depreciation Expenses	3,080.2	3,653.3
Operating Income	3,651.9	3,398.7
Interest Expenses	1,240.8	1,204.6
Net Income	1,623.5	1,410.1

Cash and Cash Equivalents	4,717.3	2,807.3
Total Accounts Receivable	1,175.1	1,282.0
Current Assets	7,527.0	5,665.4
Fixed Assets	21,564.8	24,963.0
Non Current Assets	25,260.1	28,563.2
Total Assets	32,787.1	34,228.7

Current Liabilities	5,431.4	6,803.2
Procurement Payable	2,609.3	3,292.5
Non Current Liabilities	12,864.7	12,023.1
Total Liabilities	18,296.1	18,826.3

Total Debt	12,502.3	11,421.4
Long-Term Debt Net of Current Maturities	1,308.8	1,504.7
Long-Term Debt Including Current Maturities	1,358.5	1,631.9

Stockholders’ Equity	14,315.3	15,201.7

Number of Outstanding Shares	5,356,174,500	5,433,933,500

Financial Ratios

Items	Formula	2005	2006
Financial Ratios in Form 20-F
Operating Income to Operating Revenues	Operating Income / Operating Revenues	31.51%	27.77%
Operating Income to Stockholders’ Equity	Operating Income / Stockholders’ Equity	25.51%	22.36%
Operating Income to Total Assets	Operating Income / Total Assets	11.14%	9.93%
Net Profit Margin	Net Income / Operating Revenues	14.01%	11.52%
Return on Equity	Net Income / Stockholders’ Equity	11.34%	9.28%
Return on Assets	Net Income / Total Assets	4.95%	4.12%
Current Ratio	Total Current Asset / Total Current Liabilities	138.58%	83.28%
Long-Term Debt to Equity Ratio	Long-Term Debt Net of Current Maturities / Stockholders’ Equity	9.14%	9.90%
Total Liabilities to Equity Ratio	Total Liabilities / Stockholders’ Equity	127.81%	123.84%
Total Liabilities to Total Assets	Total Liabilities / Total Assets	55.80%	55.00%

	Formula	2005	2006
Financial Ratio—Details
EBITDA (in billions of Rupiah)	Operating Income + Depreciation	6,732.1	7,051.9
EBITDA Margin	EBITDA / Operating Revenues	58.09%	57.62%
Operating Ratio	Operating Expenses / Operating Revenues	68.49%	72.23%
Net Profit Margin	Net Income / Operating Revenues	14.01%	11.52%
Interest Coverage Ratio	EBITDA / Interest Expenses	542.56%	585.40%
Cash Ratio	Cash / Total Current Liabilities	86.85%	41.26%

	Formula	2005	2006
Current Ratio	Total Current Asset / Total Current Liabilities	138.58%	83.28%
Debt to EBITDA	(Total Debt + Procurement Payable) / EBITDA	224.47%	208.65%
Debt to Equity Ratio	Total Debt / Stockholders’ Equity	87.34%	75.13%
Long-Term Debt to Equity Ratio	Long-Term Debt including current maturities / Stockholders’ Equity	9.49%	10.73%
Net Debt to Equity Ratio	(Total Debt—Cash) / Stockholders’ Equity	54.38%	56.67%
Return on Equity	Net Income / Stockholders’ Equity	11.34%	9.28%
Return on Investment	Net Income / Fixed Assets	7.53%	5.65%
Debitor Days (in days)	((Beginning AR + Ending AR)/2) / (Operating Revenues / 360)	39	36
Earning Per Share (in Rupiah)	Net Income / Number of Outstanding Shares	303	259
Number of Outstanding Shares		5,356,174,500	5,433,933,500

Financial Covenants (as of December 31, 2006)

Second Indosat Bonds (including Syariah Mudharabah)	Loan + Procurement Debt EBITDA	Annually, on consolidated and audited basis	<3.5	2.74
	Loan Equity	Quarterly, on consolidated basis	<1.75	1.23
	EBITDA Loan interest payment	Annually, on consolidated and audited basis	>2.5	5.68
	Minimum consolidated equity	At any time, not less than Rp5.0 trillion	>5,000,000	15,201,745

Third Indosat Bonds and Fourth Indosat Bonds (including First Syariah Ijarah)	Loan + Procurement Debt to Supplier EBITDA	Annually, on consolidated and audited basis	<3.5	2.13
	Loan Equity	Quarterly, on consolidated basis	<1.75	0.74
	EBITDA Loan interest payment	Annually, on consolidated and audited basis	>2.5	5.68
	Minimum consolidated equity	At any time, not less than Rp5.0 trillion	>5,000,000	15,201,745

Guaranteed Notes due 2010 Guaranteed Notes due 2012	Debt EBITDA	At any time, on consolidated basis	<3.5	2.01
	Indosat and its Restricted Subsidiaries shall not Incur any Debt, unless the Consolidated Debt to EBITDA Ratio would be less than 3.5 to 1.0, after giving effect to the Incurrence of such Debt and application of the proceeds

Syndicated Loan	Loan (with interest) + Vendor Financing EBITDA	Quarterly, on consolidated basis	<3.5	2.13
	Loan (with interest) Equity	Quarterly, on consolidated basis	<1.75	0.74
	EBITDA Interest Expense	Annually, on consolidated and audited basis	>2.5	5.68

Export Credit Facility	Debt EBITDA	Quarterly, on consolidated basis	<3.5	2.13
	EBITDA Interest Expense	Quarterly, on consolidated basis	>2.5	5.68
	Debt EBITDA	Quarterly, on consolidated basis	<1.75	0.96

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